UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

QCR HOLDINGS, INC.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT
APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS
Appendix A
Appendix B

PRELIMINARY DRAFT – SUBJECT TO COMPLETION
December [___], 2008
Dear Fellow Stockholder:
On behalf of the board of directors and management of QCR Holdings, Inc., we cordially invite you to attend a special meeting of stockholders of QCR Holdings, to be held at [_:___ a.m./p.m.] on January [___], 2009, at the main offices of QCR Holdings, located at 3551 7th Street, Suite 204, Moline, Illinois 61265. The accompanying notice of special meeting of stockholders and proxy statement discuss the business to be conducted at the special meeting. As a stockholder, you are being asked to approve amendments to our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and our Series C Preferred Stock.
We are asking for your approval to amend our certificate of incorporation at this time because certain favorable capital-raising opportunities have been proposed by the U.S. Department of the Treasury (“Treasury”). On October 14, 2008, Treasury announced that it was prepared to invest up to $250 billion in financial institutions by purchasing preferred stock, together with warrants to acquire common stock, from eligible institutions. Stockholder approval of the proposed amendments to our certificate of incorporation is a prerequisite to our participation in Treasury’s voluntary capital program. While we believe that our current capital position remains strong, our board of directors has concluded that the additional capital that can be raised through Treasury’s capital program will be beneficial for our company. We believe the additional capital will enhance our capacity to support the communities we serve through additional lending opportunities. The additional capital will also allow us to further strengthen our capital ratios and should be beneficial for our employees, clients and stockholders of QCR Holdings.
Three separate stockholder votes are required to amend our certificate of incorporation: (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock; (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Series B Preferred Stock; and (iii) the affirmative vote of the holders of a majority of the outstanding shares of our Series C Preferred Stock. Your affirmative vote on these matters is important, and we appreciate your continued support. Our directors and executive officers will be present at the special meeting to respond to any questions you may have.
We encourage you to attend the meeting in person. Regardless of whether you plan to attend the special meeting, please COMPLETE, DATE, SIGN and RETURN THE ENCLOSED PROXY CARD in the enclosed envelope or vote by telephone or internet by following the preprinted instructions on the enclosed proxy card. This will assure that your shares are represented at the meeting.
We look forward to seeing you and visiting with you at the special meeting.
Very truly yours,

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President and Chief Executive Officer
3551-7th Street, Suite 204 ■ Moline, IL 61265
Phone (309) 736-3580 ■ Fax (309) 736-3149

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY [__], 2009
To the stockholders of QCR HOLDINGS, INC.:
A special meeting of the stockholders of QCR Holdings, Inc., a Delaware corporation, will be held at [_:___ a.m./p.m.] on January [___], 2009, at the main offices of QCR Holdings, located at 3551 7th Street, Suite 204, Moline, Illinois 61265, for the following purposes:
1.	to approve proposed amendments to QCR Holdings, Inc.’s certificate of incorporation to modify the rights and preferences of the Series B Non-Cumulative Perpetual Preferred Stock and Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc. (A copy of the proposed amendments is attached as Appendix A to this proxy statement);

2.	to approve any adjournment of the special meeting, if necessary to solicit additional proxies in order to approve the proposed amendments to QCR Holdings, Inc.’s certificate of incorporation; and

3.	to transact such other business as may properly come before the special meeting and any adjournments or postponements of the special meeting.
The board of directors is not aware of any other business to come before the special meeting.
The board of directors has fixed the close of business on December 1, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the special meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.
By order of the Board of Directors
Todd A. Gipple
Executive Vice President, Chief Operating Officer,
Chief Financial Officer and Secretary
Moline, Illinois
December [___], 2008
3551-7th Street, Suite 204 ■ Moline, IL 61265
Phone (309) 736-3580 ■ Fax (309) 736-3149

Important Notice regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on January [__], 2009
This Proxy Statement is available at www.qcrh.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

PROXY STATEMENT
     QCR Holdings, Inc., a Delaware corporation, is a multi-bank holding company for Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Rockford Bank and Trust Company and First Wisconsin Bank and Trust Company. Quad City Bank & Trust is an Iowa banking association located in Bettendorf, Iowa, with banking locations in Bettendorf and Davenport, Iowa and in Moline, Illinois. Quad City Bank & Trust owns 80% of the equity interests of M2 Lease Funds, LLC, a Wisconsin limited liability company based in Milwaukee that is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. Cedar Rapids Bank & Trust is also an Iowa banking association located in Cedar Rapids, Iowa. Rockford Bank & Trust is an Illinois state bank located in Rockford, Illinois. First Wisconsin Bank & Trust is a Wisconsin chartered commercial bank located in Brookfield, Wisconsin. As previously announced, QCR Holdings has entered into a stock purchase agreement with a third party to sell First Wisconsin Bank & Trust. We expect this transaction to close at or near the end of 2008. QCR Holdings also owns all of the common stock of five business trust subsidiaries that were created to issue trust preferred securities.
     This proxy statement is being furnished to stockholders in connection with the solicitation by the board of directors of QCR Holdings of proxies to be voted at the special meeting of stockholders to be held at [_:___ a.m./p.m.] on January [___], 2009, at the main offices of QCR Holdings, located at 3551 7th Street, Suite 204, Moline, Illinois 61265, and at any adjournments or postponements of the meeting. This proxy statement is first being mailed to stockholders of QCR Holdings on or about December [____], 2008.
     The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “QCR Holdings,” “we,” “our” and “us” all refer to QCR Holdings, Inc. and its subsidiaries.
Why am I receiving this proxy statement and proxy card?
     You are receiving a proxy statement and proxy card from us because on December 1, 2008, the record date for the special meeting, you owned shares of common stock, Series B Preferred Stock or Series C Preferred Stock of QCR Holdings. This proxy statement describes the matters that will be presented for consideration by the stockholders at the special meeting. It also gives you information concerning the matters to assist you in making an informed decision.
     When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign, date and return your proxy card in advance of the meeting just in case your plans change.
     If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
What matters will be voted on at the meeting?
     On Monday, November 10, 2008, the board of directors of QCR Holdings voted to adopt a resolution, subject to stockholder approval, to amend the company’s certificate of incorporation to modify the rights and preferences of the Series B Preferred Stock and the Series C Preferred Stock of QCR Holdings. A copy of the proposed amendments is attached as Appendix A to this proxy statement. You are being asked to approve these amendments.

Why does the board of directors deem the amendments to the certificate of incorporation to be necessary?
     The board of directors determined that it is in the best interests of our stockholders to apply for an investment from the U.S. Department of the Treasury pursuant to the recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program, which is described below. The TARP Capital Purchase Program was adopted pursuant to the recently-enacted Emergency Economic Stabilization Act of 2008. On November 20, 2008, we filed an initial TARP Capital Purchase Program application, and as of the date of this proxy statement, we have not received preliminary approval from Treasury.
     The modification of the rights and preferences of the Series B Preferred Stock and the Series C Preferred Stock of QCR Holdings will be required before the company can participate in the TARP Capital Purchase Program because certain terms of the Series B Preferred Stock and the Series C Preferred Stock conflict with the proposed terms of the senior preferred stock to be issued by Treasury in the TARP Capital Purchase Program. If our stockholders reject the amendments, we will be unable to participate in the TARP Capital Purchase Program.
What is the TARP Capital Purchase Program?
     On October 14, 2008, Treasury announced the creation of the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, Treasury will purchase shares of senior preferred stock from qualifying banks, bank holding companies, and other financial institutions. The senior preferred stock will qualify as Tier 1 capital for regulatory purposes and must rank senior to common stock and at an equal level in the capital structure with any existing preferred shares (other than preferred shares which by their terms rank junior to any other existing preferred shares). The senior preferred stock purchased by Treasury will pay a cumulative dividend rate of five percent per annum for the first five years they are outstanding and thereafter at a rate of nine percent per annum. The senior preferred stock will be non-voting, other than voting rights on matters that could adversely affect the shares. The shares of senior preferred stock will be callable after three years at 100 percent of issue price plus any accrued and unpaid dividends. Prior to the end of the three-year period, the senior preferred stock may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.
     Institutions that issue shares of senior preferred stock to Treasury under the TARP Capital Purchase Program also will be required to issue to Treasury warrants to purchase shares of the institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment from Treasury. The initial exercise price for the warrants issued to Treasury will be based on the market price of the institution’s common stock at the time of issuance, calculated on a 20-trading day trailing average.
Is QCR Holdings participating in the TARP Capital Purchase Program because its financial outlook is unfavorable? If not, why is QCR Holdings participating?
     No. As of September 30, 2008, we had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations. The board of directors believes, however, that it is prudent for us to apply for capital available under the TARP Capital Purchase Program because: (i) the cost of capital under the TARP Capital Purchase Program may be significantly lower than the cost of capital otherwise available to us at this time; and (ii) despite being well-capitalized, additional capital received under the TARP Capital Purchase Program will enable us to further strengthen our capital position with fairly low cost capital and enhance our ability to take advantage of additional lending opportunities in our primary market areas.
How much capital will QCR Holdings raise by participating in the TARP Capital Purchase Program?
     The minimum subscription amount available to an institution participating in the TARP Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of its risk-weighted assets. As of September 30, 2008, the value of our risk-weighted assets, excluding the assets of First Wisconsin Bank & Trust, was approximately $1.28 billion, which would potentially enable us to receive an investment from Treasury of between $12.75 and $38.24 million. We applied to receive the maximum three percent of risk-weighted assets, or $38.24 million, from Treasury. If approved by Treasury, the board of directors intends to accept the maximum Treasury investment of $38.24 million.
Will the issuance of senior preferred stock to Treasury adversely affect the rights of holders of common stock?
     The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of the senior preferred stock to be issued to Treasury. See “TARP Capital Purchase Program—General Terms of TARP Capital Purchase Program Senior Preferred Stock” and “Effect of the Treasury Senior Preferred Stock Upon Holders of Common Stock.”
Will the issuance of warrants to Treasury adversely affect the rights of holders of common stock?
     If we participate in the TARP Capital Purchase Program, we also must issue warrants to Treasury to purchase a number of shares of our common stock having a market value equal to 15 percent of the aggregate liquidation amount of the shares of senior preferred stock purchased by Treasury. The exercise price of the warrants, and the market value for determining the number of shares common stock subject to the warrants, would be determined by reference to the market value of our common stock on the date of Treasury’s investment in the senior preferred stock (calculated on the 20-day trailing average of our stock’s closing price). If the warrants issued to Treasury are exercised at anytime when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares. See “TARP Capital Purchase Program—General Terms of the TARP Capital Purchase Program Warrants and Dilution of Common Stockholders.”
Will the issuance of senior preferred stock to Treasury adversely affect the rights of holders of Series B Preferred Stock or Series C Preferred Stock?
     The rights of the holders of Series B Preferred Stock and Series C Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of the senior preferred stock to be issued to Treasury. See “TARP Capital Purchase Program—General Terms of TARP Capital Purchase Program Senior Preferred Stock,” “Effect of the Amendments to our Certificate of Incorporation and the Treasury Senior Preferred Stock Upon Holders of Existing Series B Preferred Stock” and “Effect of the Amendments to our Certificate of Incorporation and the Treasury Senior Preferred Stock Upon Holders of Existing Series C Preferred Stock.”
Will QCR Holdings’ participation in the TARP Capital Purchase Program impose any other restrictions on its activities?
     Yes. Treasury’s consent will be required for any increase in common dividends per share or certain repurchases of our common stock, Series B Preferred Stock or Series C Preferred Stock until the third anniversary of the first payment date on the senior preferred stock unless prior to such third anniversary the senior preferred stock issued to Treasury is redeemed in whole or Treasury has transferred all of the senior preferred stock to third parties. In addition, companies participating in the TARP Capital Purchase Program must adopt Treasury’s limitations on executive compensation and corporate governance for the period during which Treasury holds equity issued under the program. Further, if the cumulative dividends are not paid in full on the senior preferred stock for any six dividend periods, whether or not consecutive, Treasury would have the right to elect two directors of our board until dividends have been paid in full for four consecutive dividend periods. Finally, we would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of senior preferred stock, as well as the warrants and the shares of common stock underlying the warrants, as soon as practicable after the date of Treasury’s investment in the senior preferred stock.
What will the terms of the senior preferred stock be?
     The senior preferred stock will:
•	have a liquidation preference of $1,000 per share;

•	rank equally with our Series B Preferred Stock;

•	be senior to our Series C Preferred Stock and our common stock;

•	not be subject to any contractual restrictions on transfer; and

•	be non-voting (other than certain class voting rights).
     Cumulative dividends will be payable on the senior preferred stock at a rate of five percent per annum until the fifth anniversary of the issuance of the senior preferred stock and at a rate of nine percent per annum thereafter. The senior preferred stock may not be redeemed for a period of three years from the date of issuance, except with the proceeds from the sale by the qualified institution of Tier 1 qualifying perpetual preferred stock or common stock for cash. All redemptions of the senior preferred stock shall be at 100 percent of its issue price, plus any accrued and unpaid dividends. Any redemption of the senior preferred stock shall be subject to the approval of our primary federal banking regulator, the Board of Governors of the Federal Reserve System. See “TARP Capital Purchase Program—General Terms of TARP

Capital Purchase Program Senior Preferred Stock” for a detailed explanation of the specific terms of the senior preferred stock to be issued to Treasury.
     A maximum of 38,237 shares of senior preferred stock may be issued to Treasury in connection with the TARP Capital Purchase Program.
What will happen if the stockholders fail to approve the proposed amendments modifying the terms of the Series B Preferred Stock and Series C Preferred Stock?
     If the stockholders of the Company fail to approve the amendments to our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock, we would not be able to comply with the terms of the senior preferred to be issued to Treasury and therefore would not qualify to receive an equity investment from Treasury under the TARP Capital Purchase Program, even if our application is approved. A failure to qualify for the TARP Capital Purchase Program will eliminate a potential source of capital to strengthen our capital position and enhance our ability to take advantage of additional lending opportunities in our primary market areas.
Who is entitled to vote?
     Only stockholders of record as of the close of business on December 1, 2008, will be entitled to vote at the special meeting. The holders of common stock, Series B Preferred Stock and Series C Preferred Stock of QCR Holdings will all be entitled to vote at the special meeting.
If I am the record holder of my shares, how do I vote?
     You may vote by mail, by telephone, by internet or in person at the meeting. To vote by mail, complete, sign and date the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the U.S. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.
     If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” the approval of the amendments to our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock.
     Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or by accessing the internet website specified on your proxy card and by following the preprinted instructions on the proxy card. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Votes submitted by telephone or internet must be received by midnight CDT on Monday, January [___], 2009. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.
     If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from that person or entity in order to vote in person at the meeting. Even if you plan to attend the special meeting, you should complete, sign, date and return your proxy card in advance of the special meeting just in case your plans change.
If I hold shares in the name of a broker or a fiduciary, who votes my shares?
     If you received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.
     Under the rules of various national and regional securities exchanges, brokers and other fiduciaries generally may vote on routine matters, such as the election of directors, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The approval of the amendments to our certificate of incorporation is a non-routine matter for which your broker will not have discretionary authority to cast a vote, whether “for,” “against,” or “abstain.” Accordingly, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.
     A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their enclosed voting form. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy either on the internet or the enclosed proxy card. Requesting a legal proxy prior to the deadline stated above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.
What does it mean if I receive more than one proxy card?
     It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign, date and return ALL proxy cards to ensure that all of your shares are voted. If you received more than one proxy card but only one copy of the proxy statement, you may request additional copies from us at any time.
What if I change my mind after I return my proxy card?
     If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing another proxy with a later date and returning that proxy to us;

•	timely submitting another proxy via the telephone or internet;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.
     If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.
How many votes do we need to hold the special meeting?
     A majority of the shares of each of the common stock, Series B Preferred Stock and Series C Preferred Stock that are outstanding as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.
     Shares are counted as present at the meeting if the stockholder either:
•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form or proxy.
     On December 1, 2008, the record date, there were 4,630,883 shares of common stock, 268 shares of Series B Preferred Stock and 300 shares of Series C Preferred Stock issued and outstanding. Therefore, at least 2,315,442 shares of common stock, 135 shares of Series B Preferred Stock and 151 shares of Series C Preferred Stock need to be present in person or by proxy at the special meeting in order to hold the meeting and conduct business.
What options do I have in voting on the proposal?
     You may vote “for,” “against” or “abstain” on the proposal to approve the amendments to our certificate of incorporation.
How many votes may I cast?
     Generally, for each class vote, you are entitled to cast one vote per share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.
How many votes are needed to approve the amendments to our certificate of incorporation?
     The proposal to approve the amendments to our certificate of incorporation must receive the affirmative vote of the holders of a majority of the common stock, the Series B Preferred Stock and the Series C Preferred Stock, each voting separately as a single class. Broker non-votes and abstentions will have the same effect as a vote “against” the proposal regarding the amendments to our certificate of incorporation, but broker non-votes and abstentions will count for purposes of determining whether or not a quorum is present on the matter.
Do I have appraisal or dissenters’ rights if I oppose the proposal to amend the certificate of incorporation?
     No. Under Delaware law, you are not entitled to exercise appraisal or dissenters’ rights as a result of the proposed amendments to our certificate of incorporation.
How many shares are owned by affiliates of QCR Holdings?
     As of November 30, 2008, our directors and named executive officers owned 535,266 shares of common stock and 10 shares of Series C Preferred Stock, all of which are entitled to vote at the special meeting. These shares constitute approximately 11.4 percent of the total shares of common stock and 3.3 percent of the total shares of Series C Preferred Stock, issued and outstanding and entitled to be voted at the special meeting. We expect all directors and executive officers to vote their shares of each class of stock in favor of the proposal. None of our directors or named executive officers owns any shares of Series B Preferred Stock.
Where do I find the voting results of the meeting?
     If available, we will announce voting results at the meeting. The voting results also will be disclosed in our Form 10-Q for the quarter ended March 31, 2009.
Who bears the cost of soliciting proxies?
     We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF
QCR HOLDINGS, INC. TO MODIFY THE RIGHTS AND PREFERENCES OF THE SERIES B
PREFERRED STOCK AND SERIES C PREFERRED STOCK OF QCR HOLDINGS, INC.
     At a special meeting held on November 10, 2008, our board of directors voted to adopt, subject to stockholder approval, amendments to our certificate of incorporation to modify the rights and preferences of our Series B Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”). The General Corporation Law of the State of Delaware requires three separate stockholder votes to amend our certificate of incorporation: (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock; (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Series B Preferred Stock; and (iii) the affirmative vote of the holders of a majority of the outstanding shares of our Series C Preferred Stock. Our board of directors unanimously recommends that stockholders vote “FOR” approval of these amendments.
     The complete text of the form of the amendments to our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock is set forth in Appendix A to this proxy statement. Such text is, however, subject to revision for such changes as may be required by the Delaware Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate. If stockholders approve and authorize the proposed amendments, we intend to, promptly following the special meeting, file a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State, which will become effective upon filing.
Summary
     Our board of directors recommends that the stockholders approve the proposed amendments to our certificate of incorporation as described in this proxy statement. The amendments will modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock to the extent necessary to eliminate any conflict of such rights and preferences with the terms of the new senior preferred stock to be issued to Treasury in connection with the TARP Capital Purchase Program. Because the Series B Preferred Stock and the Series C Preferred Stock are both non-cumulative, there are no dividends in arrears with respect to such shares.
     This amendment is a prerequisite for QCR Holdings to participate in the TARP Capital Purchase Program (as described in more detail below) because, without such amendment, we would not be able to comply with the terms of the senior preferred to be issued to Treasury. Our board of directors believes that the proposed amendments will enable us to participate in the TARP Capital Purchase Program and thus obtain a low-cost source of capital to strengthen our capital position and enhance our ability to take advantage of additional lending opportunities in the market.
TARP Capital Purchase Program
     In General. In response to the current financial crisis, on October 14, 2008, Treasury announced that pursuant to the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary program, the TARP Capital Purchase Program, for certain financial institutions to raise low-cost capital by selling senior preferred stock directly to Treasury. The stated objective of the TARP Capital Purchase Program is to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The TARP Capital Purchase Program will provide capital to financial institutions on attractive terms and conditions. For your further information, we have attached Treasury’s term sheet summarizing the terms and conditions of its proposed investments as Appendix B to this proxy statement (the “Term Sheet”). The minimum subscription amount available to an institution participating in the

TARP Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of its risk-weighted assets. As of September 30, 2008, the value of our risk-weighted assets, excluding the assets of First Wisconsin Bank & Trust (which is being sold to a third-party), was approximately $1.28 billion. We applied to receive the maximum three percent of risk-weighted assets, or $38.24 million, from Treasury. If approved by Treasury, our board intends to accept the maximum Treasury investment of $38.24 million.
     In conjunction with the contemplated purchase of shares of senior preferred stock, Treasury will receive warrants to purchase shares of our common stock with an aggregate market price equal to approximately $5.74 million, or 15 percent of the senior preferred stock investment from Treasury. The QCR Holdings common stock underlying these warrants represents approximately 9.9 percent of QCR Holdings’s outstanding common shares as of December 1, 2008 (based on an estimated initial exercise price of $12.51). The initial exercise price for the warrants issued to Treasury will be based on the market price of our common stock at the time of issuance, calculated on a 20-trading day trailing average.
     In order to participate in the TARP Capital Purchase Program, we must amend our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock. If the proposed amendments are not approved by our stockholders, we will be unable to participate in the TARP Capital Purchase Program.
     General Terms of TARP Capital Purchase Program Senior Preferred Stock. If we participate in the TARP Capital Purchase Program, Treasury would purchase shares of senior cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share. The senior preferred stock issued to Treasury would constitute Tier 1 capital and would rank equally with our Series B Preferred Stock and senior to our Series C Preferred Stock and our common stock. Cumulative dividends would be payable on the senior preferred stock quarterly in arrears at a rate of five percent per annum for the first five years and nine percent per annum thereafter.
     The senior preferred stock issued to Treasury pursuant to the TARP Capital Purchase Program would be non-voting, but would have class voting rights on: (i) any authorization or issuance of shares ranking senior to the senior preferred stock; (ii) any amendment to the rights of the holders of the senior preferred stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the senior preferred stock. If the cumulative dividends described above are not paid in full for any six dividend periods, whether or not consecutive, the holders of the senior preferred stock would have the right to elect two directors of our board. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.
     The senior preferred stock issued to Treasury pursuant to the TARP Capital Purchase Program would be redeemable by us after three years at its issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the senior preferred stock can only be redeemed by us using the proceeds of an offering of other Tier 1 qualifying perpetual preferred stock or common stock (referred to as a qualified equity offering) which yields aggregate gross proceeds to us of at least 25 percent of the issue price of the senior preferred stock. Any such redemption must be approved by our primary federal banking regulator, the Board of Governors of the Federal Reserve System. Treasury would be permitted to transfer the shares of senior preferred stock to a third party at any time.
     Estimated Proceeds. As previously discussed, under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue shares of senior preferred stock to Treasury ranging from a minimum of one percent to a maximum of three percent of each participating institution’s “risk-weighted assets.” As of September 30, 2008, the value of our risk-weighted assets, excluding the assets of First Wisconsin Bank & Trust (which is being sold to a third-party), was approximately $1.28 billion, which would potentially enable us to receive an investment from Treasury of between $12.75 and $38.24 million.  Our application requested TARP Capital Purchase Program funds up to the maximum amount.  It is expected that, upon preliminary approval by Treasury, we will have 30 days to satisfy all requirements for participation in the TARP Capital Purchase Program, including receipt of stockholder approval of the amendments to our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock, our board’s final determination of participation in the program, and the execution and delivery of an investment agreement and related documents with Treasury.
     Use and Effect of TARP Capital Purchase Program Proceeds. We intend to utilize the proceeds from Treasury’s investment in senior preferred stock to further strengthen our capital position and to take advantage of additional lending opportunities in our primary market areas. Assuming that we receive the maximum $38.24 million for which we have applied, we expect to initially deposit the investment proceeds in non-interest bearing deposit accounts at our banking subsidiaries, and, pending deployment of such proceeds into new loans, we intend to have our banking subsidiaries initially invest such proceeds in federal funds. We do not believe that having our banking subsidiaries initially invest the proceeds in federal funds, as opposed to having the holding company invest the proceeds directly, will have any impact on our financial position and results of operations on a consolidated basis. As traditional community banks, our banking subsidiaries gather deposits and deploy them primarily into loans within the respective local communities that they serve. We are committed to helping the businesses and consumers in our communities access suitable credit. Prior to such deployment, the funds may provide additional liquidity and reduce current borrowings or augment investments. In addition, our board may contemplate using the funds received from Treasury to acquire another financial institution if presented with an opportunity to make a strategic acquisition.
     General Terms of the TARP Capital Purchase Program Warrants and Dilution of Common Stockholders. If we participate in the TARP Capital Purchase Program, we also must issue warrants to Treasury to purchase a number of shares of our common stock having a market value equal to 15 percent of the aggregate liquidation amount of the shares of senior preferred stock purchased by Treasury. The exercise price of the warrants, and the market value for determining the number of shares of common stock subject to the warrants, would be determined by reference to the market value of our common stock on the date of Treasury’s investment in the senior preferred stock (calculated on the 20-day trailing average of our stock’s closing price). The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock. Assuming a market value per share of our common stock for these purposes of $12.51 (which is based on the 20-day trailing average closing price as of December 1, 2008, the record date), the number of shares of our common stock that would be purchasable under the warrants issued to Treasury would range from 152,827 (assuming the minimum senior preferred stock investment by Treasury of $12.75 million) to 458,481 (assuming the maximum senior preferred stock investment by Treasury of $38.24 million). These amounts represent approximately 3.3 percent and 9.9 percent, respectively, of our total outstanding shares of common stock as of December 1, 2008.

     The warrants issued to Treasury pursuant to the TARP Capital Purchase Program would have a term of ten years. They would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings and (ii) December 31, 2009. If we receive aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the warrants would be reduced by 50 percent. Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the warrants but third-parties to whom Treasury subsequently transferred these shares would not be bound by this voting restriction.
     If the warrants issued to Treasury are exercised at anytime when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common stockholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.
     Registration of TARP Capital Purchase Program Shares and Warrants. We would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of senior preferred stock, as well as the warrants and the shares of common stock underlying the warrants, as soon as practicable after the date of Treasury’s investment in the senior preferred stock.
     Treasury Not Obligated to Invest Pursuant to the TARP Capital Purchase Program and Potential Effect on QCR Holdings. Treasury is not obligated to accept our application to participate in the TARP Capital Purchase Program, and therefore, there is no guarantee that we will receive any proceeds from the sale of senior preferred stock. Our board believes that the proposed amendments should only be adopted if necessary to participate in the TARP Capital Purchase Program. If the proposed amendments to our certificate of incorporation are approved by our stockholders but Treasury does not accept our TARP Capital Purchase Program application, our board would not file a certificate of amendment with the State of Delaware to give effect to the proposed amendments. If Treasury does not accept our TARP Capital Purchase Program application, we nevertheless expect to maintain our status as a “well-capitalized” financial institution, and our financial condition, liquidity and results of operations would not be materially different than those disclosed at September 30, 2008. However, our total capital would not be augmented to the extent of the possible TARP Capital Purchase Program proceeds. In addition, because of the extensive publicity regarding the TARP Capital Purchase Program, a rejection of our application by Treasury could have an adverse effect on our stock price, future ability to grow organically or ability to acquire banks.
Pro Forma Financial Information
     The unaudited pro forma consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.
•	The issuance of $38.24 million of preferred stock to Treasury under the TARP Capital Purchase Program.

•	The issuance of warrants to purchase 458,481 shares of our common stock assuming a purchase price of $12.51 per share (trailing 20-day average share price as of December 1, 2008).

•	The deposit of the proceeds of the TARP Capital Purchase Program in non-interest bearing deposit accounts at our banking subsidiaries, and, pending deployment of such proceeds into new loans, the investment of the proceeds by our banking subsidiaries in federal funds.
     We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds, as well as certain other factors, including the exercise price of the warrants, any subsequent changes in the price of our common stock, and the discount rate used to determine the fair value of the preferred stock.
     The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the TARP Capital Purchase Program been received, or the issuance of the warrants pursuant to the TARP Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the TARP Capital Purchase Program is subject to our stockholders approving the proposed amendments to our certificate of incorporation described in this proxy statement.
     We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposals to amend our certificate of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

QCR Holdings, Inc.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios(1)
(In thousands)

	September 30, 2008
	Historical	As Adjusted
	(unaudited)
Balance Sheet:
ASSETS
Federal funds sold (2)	$9,536	$47,773
Total assets	1,641,416	1,679,653
STOCKHOLDERS’ EQUITY
Preferred stock, including related additional paid-in capital	$20,152	$54,488
Common stock, including related additional paid-in capital	27,376	27,376
Common stock warrants	—	3,901
Retained earnings	41,580	41,580
Accumulated other comprehensive income	330	330
Total stockholders’ equity	89,438	127,675

Capital Ratios:
Total risk-based capital to risk-weighted assets ratio	10.06%	12.78%
Tier 1 leverage ratio	7.07%	9.78%
Tier 1 risk-based ratio	8.27%	11.65%

(1)	Includes the assets and equity of First Wisconsin Bank & Trust. As previously announced, QCR Holdings has entered into a stock purchase agreement with a third party to sell First Wisconsin Bank & Trust. We expect the transaction to close at or near the end of 2008.

(2)	Assumes that the $38.24 million in TARP Capital Purchase Program proceeds are initially deposited in non-interest bearing deposit accounts at our banking subsidiaries, and, pending deployment of such proceeds into new loans, invested by our banking subsidiaries in federal funds. We do not believe that having our banking subsidiaries invest the proceeds in federal funds, as opposed to having the holding company invest the proceeds directly, will have any impact on our financial position and results of operations on a consolidated basis.
QCR Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical 12			Pro forma 12
	Months Ended			Months Ended
	12/31/07	Adjustments		12/31/07
		(unaudited)
Net interest income	$36,369	1,747	(1)	38,116
Provision for losses on loans/leases	2,864	—		2,864

Net interest income after provision for losses on loans/leases	33,505	1,747		35,252

Non-interest income	14,093	—		14,093
Non-interest expense	39,037	—		39,037

Income before income taxes and minority interest	8,561	1,747		10,308
Income tax expense	2,396	489	(2)	2,885
Minority interest in net income of consolidated subsidiaries	388	—		388

Net income	$5,777	1,258		7,035
Less: preferred dividends	1,072	2,587	(3)	3,659

Net income available to common stockholders	$4,705	(1,329)		3,376

Basic earnings per share available to common stockholders	1.03	(0.29)		0.74

Diluted earnings per share available to common stockholders	1.02	(0.30)		0.72

Weighted average shares outstanding
Basic	4,582	—		4,582

Diluted	4,600	74	(4)	4,674

(1)	Assumes that the $38.24 million in TARP Capital Purchase Program proceeds are initially deposited in non-interest bearing deposit accounts at our banking subsidiaries, and, pending deployment of such proceeds into new loans, invested by our banking subsidiaries in federal funds. The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions. We do not believe that having our banking subsidiaries invest the proceeds in federal funds, as opposed to having the holding company invest the proceeds directly, will have any impact on our financial position and results of operations on a consolidated basis.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate of $1.91 million, as well as accretion of discount on preferred stock upon issuance of $675,000. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding our common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	The Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20 day trading average leading up to the closing date. This pro forma adjustment assumes that the warrants would give the Treasury the option to purchase 458,481 shares of our common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at an exercise price of $12.51 (based on the trailing 20 day average share price as of December 1, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The exercise price of $12.51 was compared to our average stock price for the period reported.

QCR Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical Nine			Pro forma Nine
	Months Ended			Months Ended
	9/30/08	Adjustments		9/30/08
		(unaudited)
Net interest income	$33,069	1,048	(1)	34,117
Provision for losses on loans/leases	4,493	—		4,493

Net interest income after provision for losses on loans/leases	28,576	1,048		29,624

Non-interest income	10,379	—		10,379
Non-interest expense	31,133	—		31,133

Income from continuing operations before income taxes and minority interest	$7,822	1,048		8,870
Income tax expense	2,154	314	(2)	2,468
Minority interest in net income of consolidated subsidiaries	362	—		362

Income from continuing operations	$5,306	734		6,040
Less: preferred dividends	1,338	1,977	(3)	3,315

Income from continuing operations available to common stockholders	$3,968	(1,243)		2,725

Basic earnings per share available to common stockholders
Income from continuing operations	$0.86	(0.27)		0.59

Diluted earnings per share available to common stockholders
Income from continuing operations	$0.85	(0.27)		0.58

Weighted average shares outstanding
Basic	4,613	—		4,613

Diluted	4,645	25	(4)	4,670

(1)	Assumes that the $38.24 million in TARP Capital Purchase Program proceeds are initially deposited in non-interest bearing deposit accounts at our banking subsidiaries, and, pending deployment of such proceeds into new loans, invested by our banking subsidiaries in federal funds. The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions. We do not believe that having our banking subsidiaries invest the proceeds in federal funds, as opposed to having the holding company invest the proceeds directly, will have any impact on our financial position and results of operations on a consolidated basis.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate of $1.43 million, as well as accretion of discount on preferred stock upon issuance of $543,000. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding our common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	The Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20 day trading average leading up to the closing date. This pro forma adjustment assumes that the warrants would give the Treasury the option to purchase 458,481 shares of our common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at an exercise price of $12.51 (based on the trailing 20 day average share price as of December 1, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The exercise price of $12.51 was compared to our average stock price for the period reported.
Limitations on Executive Compensation Due to TARP Capital Purchase Program Participation
     In order to participate in the TARP Capital Purchase Program, we and our executive officers will agree to certain limits on executive compensation for our chief executive officer, chief financial officer and up to three other most highly compensated executive officers. Specifically, we must:
•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

•	implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” (as defined in Interim Final Regulations issued by the Treasury Department) to any such executive; and

•	agree not to deduct for tax purposes any executive compensation in excess of $500,000 for each such executive.
     We will enter into an Omnibus Amendment Agreement with each of Douglas M. Hultquist, our President and Chief Executive Officer, Todd A. Gipple, our Executive Vice President, Chief Financial Officer and Chief Operations Officer, and up to three other most highly compensated executive officers whereby each executive agrees that all of our compensation and benefit programs be amended to the extent necessary to comply with Section 111(b) of the EESA and the guidance promulgated thereunder during such time as Treasury owns any of our debt or equity securities.
     As an additional condition to participation in the TARP Capital Purchase Program, we and our executive officers are required to grant to Treasury waivers releasing Treasury from any claims that we and our executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any applicable guidance or regulations issued by the Secretary of the Treasury.
Reasons for Amending the Terms of our Existing Preferred Stock
     Our board of directors believes that the amendment of our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock (only to the extent necessary to eliminate any conflict between such rights and preferences and the terms of the Treasury senior preferred stock) is advisable and in the best interests of the Company and its stockholders, including the holders of our Series B Preferred Stock and Series C Preferred Stock. As discussed in detail above, we have applied for an investment of up to $38.24 million from Treasury pursuant to the TARP Capital Purchase Program. The modification of the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock will be required before we qualify to participate in the TARP Capital Purchase Program because certain terms of our Series B Preferred Stock and Series C Preferred Stock would otherwise conflict with the terms of the new senior preferred stock to be issued to Treasury in connection with the TARP Capital Purchase Program. As a result, unless we amend our certificate of incorporation to modify the rights and preferences of our Series B Preferred Stock and Series C Preferred Stock, we would not be able to comply with the terms of the senior preferred to be issued to Treasury. If our stockholders reject the amendment, we will be unable to participate in the TARP Capital Purchase Program.
Description of the Treasury Senior Preferred Stock
     If the proposed amendments to our certificate of incorporation are approved by our stockholders, and if we participate in the TARP Capital Purchase Program to the maximum amount, we will issue approximately 38,237 shares of a new series of senior preferred stock, series D preferred stock, to Treasury with the terms and conditions described above under “Terms of the TARP Capital Purchase Program” and as set forth in the Term Sheet, attached to this proxy statement as Appendix B.
Effect of the Treasury Senior Preferred Stock Upon Holders of Common Stock
     As previously discussed, if shares of senior preferred stock are issued to Treasury pursuant to the TARP Capital Purchase Program and based on the terms and conditions set forth in the Term Sheet, holders of common stock will be affected in the following manner:
•	each share of senior preferred stock will have a liquidation preference of $1,000 over the shares of our common stock;

•	prior to the third anniversary of Treasury’s investment in us, dividends on our common stock cannot be increased without first obtaining the consent of Treasury;

•	dividends cannot be paid on our common stock unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid;

•	prior to the third anniversary of Treasury’s investment in us, we cannot repurchase shares of our common stock without first obtaining the consent of Treasury;

•	we cannot repurchase shares of our common stock at any time unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid; and

•	if we fail to pay dividends on the senior preferred stock for any six dividend periods, Treasury (or other holders of the senior preferred stock) will have the right to elect two directors to our board.
Effect of the Amendments to our Certificate of Incorporation and the Treasury Senior Preferred Stock Upon Holders of Existing Series B Preferred Stock
     As previously discussed, if shares of senior preferred stock are issued to Treasury pursuant to the TARP Capital Purchase Program and based on the terms and conditions set forth in the Term Sheet, the rights and preferences of our Series B Preferred Stock will need to be modified to eliminate any conflict with the terms of the Treasury senior preferred stock. As a result, if the amendments are approved by our stockholders, and shares of senior preferred stock are issued to Treasury, the holders of Series B Preferred Stock will be affected in the following manner:
•	the shares of Series B Preferred Stock, which are currently senior to the shares of Series C Preferred Stock in terms of dividend and liquidation rights, will be pari passu with the shares of senior preferred stock to be issued to Treasury and will continue to be senior to the shares of Series C Preferred Stock; all classes of our preferred stock will be senior to our common stock;

•	if declared, dividends will first be paid to holders of our Series B Preferred Stock and the Treasury senior preferred stock on a pro rata basis;

•	prior to the third anniversary of Treasury’s investment in us, we cannot repurchase shares of our Series B Preferred Stock without first obtaining the consent of Treasury; and

•	we cannot repurchase shares of our Series B Preferred Stock at any time unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid.
Effect of the Amendments to our Certificate of Incorporation and the Treasury Senior Preferred Stock Upon Holders of Existing Series C Preferred Stock
     As previously discussed, if shares of senior preferred stock are issued to Treasury pursuant to the TARP Capital Purchase Program and based on the terms and conditions set forth in the Term Sheet, the rights and preferences of our Series C Preferred Stock will need to be modified to eliminate any conflict with the terms of the Treasury senior preferred stock. As a result, if the amendments are approved by our stockholders, and shares of senior preferred stock are issued to Treasury, the holders of Series C Preferred Stock will be affected in the following manner:
•	the shares of Series C Preferred Stock, which are currently subordinate to the shares of Series B Preferred Stock in terms of dividend and liquidation rights, will be subordinate to the shares of senior preferred stock to be issued to Treasury and will continue to be subordinate to the shares of Series B Preferred Stock; all classes of our preferred stock will be senior to our common stock;

•	dividends cannot be paid on our Series C Preferred Stock unless all accrued and unpaid dividends for all past dividend periods on the Treasury senior preferred shares are fully paid and dividends in the total amount due per share on the Series B Preferred Stock are fully paid or declared and set apart during the then current fiscal year;

•	prior to the third anniversary of Treasury’s investment in us, we cannot repurchase shares of our Series C Preferred Stock without first obtaining the consent of Treasury; and

•	we cannot repurchase shares of our Series C Preferred Stock at any time unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid.
Required Vote
     Assuming the existence of a quorum for each class of stockholders, three separate stockholder votes are required to amend our certificate of incorporation: (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock; (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Series B Preferred Stock; and (iii) the affirmative vote of the holders of a majority of the outstanding shares of our Series C Preferred Stock.

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO MODIFY THE RIGHTS AND PREFERENCES OF OUR SERIES B PREFERRED STOCK AND OUR SERIES C PREFERRED STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information with respect to the beneficial ownership of our common stock, Series B Preferred Stock and Series C Preferred Stock on November 30, 2008, by (i) each director, (ii) each named executive officer, (iii) each person known to us to be the beneficial owner of more than 5% of our common stock and (iv) all directors and executive officers of QCR Holdings as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of November 30, 2008. The following table assumes that the total number of shares of our common stock, Series B Preferred Stock and Series C Preferred Stock as of November 30, 2008, were 4,630,883, 268 and 300, respectively.
     The address of each director and named executive officer is 3551 7 th Street, Suite 204, Moline, Illinois 61265.

	Amount and Nature of		Amount and Nature of	Amount and Nature of
	Beneficial Ownership of		Beneficial Ownership of	Beneficial Ownership of
Name of Owner and	Common Stock/Percent of		Series B Preferred	Series C Preferred
Number of Individuals in Group	Class (1)		Stock/Percent of Class (1)	Stock/Percent of Class (1)

Directors and Named Executive Officers
Michael A. Bauer	57,432/1.2	%(2)	—	—
James J. Brownson	47,303/1.0	%(3)	—	—
Larry J. Helling	57,618/1.2	%(4)	—	—
Douglas M. Hultquist	75,222/1.6	%(5)	—	3/1.0	%(6)
Mark C. Kilmer	51,210/1.1	%(7)	—	4/1.3%
John K. Lawson	24,671/	*(8)	—	—
Charles M. Peters	15,758/	*(9)	—	—
Ronald G. Peterson	22,693/	*(10)	—	3/1.0	%(11)
John A. Rife	12,020/	*(12)	—	—
John D. Whitcher	3,806/	*(13)	—	—
Marie Z. Ziegler	9,048/	*(14)	—	—
Other Named Executive Officer
Todd A. Gipple	60,395/1.3	%(15)	—	—
5% Stockholder
Tontine Financial Partners, L.P.**	365,164/7.9	%(16)	—	—
All directors and named executive officers as a group (20 individuals)	535,266/11.4	%(17)	—	—

*	Less than 1%.

**	Tontine Financial Partners, L.P., 55 Railroad Avenue, Greenwich, Connecticut 06830

(1)	Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)	Includes 6,825 shares subject to options which are presently exercisable and over which Mr. Bauer has no voting and sole investment power. Also includes 10,181 shares held jointly by Mr. Bauer and his spouse, 1,712 shares held by Mr. Bauer’s children, 6,862 shares held in an IRA account, 8,781 shares held in a trust, 7,349 shares held in the 401(k) Plan of QCR Holdings (the “401(k) Plan”) and 18 shares held by his spouse, over which he has shared voting and investment power. Excludes 8,525 option shares not presently exercisable.

(3)	Includes 6,441 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 4,360 shares held jointly by Mr. Brownson and his spouse, 3,000 shares held by his spouse, 14,482 shares held in a trust, and 18,595 shares held in an IRA account, over which he has shared voting and investment power. Excludes 5,509 option shares not presently exercisable.

(4)	Includes 15,434 shares subject to options which are presently exercisable and over which shares Mr. Helling has no voting and sole investment power. Also includes 33,250 shares held in an IRA account, 4,030 shares held in a trust and 4,368 shares held in the 401(k) Plan, over which he has shared voting and investment power. Excludes 7,687 option shares not presently exercisable.

(5)	Includes 7,717 shares subject to options which are presently exercisable and over which Mr. Hultquist has no voting and sole investment power. Also includes 11,337 shares held by his spouse or for the benefit of his children, 4,050 shares held in an IRA account, 25,328 shares held in a trust and 10,448 shares in the 401(k) Plan, over which he has shared voting and investment power. Excludes 29,418 option shares not presently exercisable.

(6)	Includes one share held in an IRA account.

(7)	Includes 1,830 shares subject to options which are presently exercisable and over which Mr. Kilmer has no voting and sole investment power. Also includes 9,134 shares held by his spouse or children, 10,463 shares held in a trust and 3,375 shares held in an IRA account, over which he has shared voting and investment power. Excludes 2,370 option shares not presently exercisable.

(8)	Includes 1,600 shares subject to options which are presently exercisable and over which Mr. Lawson has no voting and sole investment power. Also includes 13,156 shares held in trust, over which he has shared voting and investment power. Excludes 2,100 option shares not presently exercisable.

(9)	Includes 780 shares subject to options which are presently exercisable and over which Mr. Peters has no voting and sole investment power. Also includes 10,500 shares held in an IRA account and 4,477 shares held in trust, over which he has shared voting and investment power. Excludes 1,370 option shares not presently exercisable.

(10)	Includes 2,500 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 2,000 shares held in an IRA account and 13,918 shares held in a trust, over which he has shared voting and investment power. Excludes 2,100 option shares not presently exercisable.

(11)	All three shares are held in an IRA account.

(12)	Includes 880 shares subject to options which are presently exercisable and over which Mr. Rife has no voting and sole investment power. Also includes 5,619 shares held jointly by Mr. Rife and his spouse and 5,521 shares held in a trust, over which he has shared voting and investment power. Excludes 1,770 option shares not presently exercisable.

(13)	Includes 360 shares subject to options which are presently exercisable and over which Mr. Whitcher has no voting and sole investment power. Also includes 2,239 shares held in a trust, over which he has shared voting and investment power. Excludes 840 option shares not presently exercisable.

(14)	Includes 9,015 shares held by Ms. Ziegler and her spouse and 33 shares held in a trust, over which Ms. Ziegler has shared voting and investment power.

(15)	Includes 26,314 shares subject to options which are presently exercisable and over which Mr. Gipple has no voting and sole investment power. Also includes 14,722 shares held in an IRA account, 3,800 shares held by his children and spouse, 2,596 shares held in the 401(k) Plan, and 644 shares held in a trust, over which he has shared voting and investment power. Excludes 16,188 option shares not presently exercisable.

(16)	Includes shares held by parties related to Tontine Financial Partners, L.P., as of September 30, 2008, as reported in a Form 13F filed by Jeffrey L. Gendell on November 14, 2008.

(17)	Excludes 85,977 option shares not presently exercisable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The rules of the Securities and Exchange Commission (the “SEC”) allow us to “incorporate by reference” into this proxy statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document.
     We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

     We have provided a copy of the documents referred to above, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents, with this proxy statement.
     We maintain an Internet site at www.qcrh.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and is not otherwise a part of, this proxy statement or any other document that we file with or furnish to the SEC.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Representatives of McGladrey & Pullen, LLP, our independent registered public accounting firm, are not expected to be present at the meeting and, accordingly, will not be given the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions.
STOCKHOLDER PROPOSALS
     To be considered for inclusion in our proxy statement and form of proxy for our 2009 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at 3551 7th Street, Suite 204, Moline, Illinois 61265, no later than November 26, 2008, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.
     For proposals to be otherwise brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary not less than 30 days nor more than 75 days prior to the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The notice must set forth: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation’s common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals brought under this paragraph will not be included in our proxy statement.
OTHER MATTERS
     Our board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.
By order of the Board of Directors

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President
Moline, Illinois
December [___], 2008
ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

Appendix A
Proposed Amendments to the Certificate of Incorporation
of
QCR Holdings, Inc.
1. Modification of Rights and Preferences of Series B Preferred Stock. The proposed amendments to the certificate of incorporation of QCR Holdings, Inc. would delete the terms and provisions relating to the Series B Non-Cumulative Perpetual Preferred Stock, as set forth in that certain Designation of Rights, Preferences and Limitations of Series B Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc., and replace such terms and provisions with the following terms and provisions:
Section 1. Issuance. The board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) has determined that 300 shares of the Company’s authorized and unissued preferred stock be identified as “Series B Non-Cumulative Perpetual Preferred Stock” and has authorized such shares for issuance at a price of $50,000 per share (the “Series B Preferred Stock”).
Section 2. Dividends. The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive only when, as and if declared by the Board out of any funds legally available therefor, non-cumulative dividends paid quarterly on the issuance price of $50,000 per share based upon an annual rate equal to eight percent (8.00%). During any fiscal year of the Company, no dividends whatsoever, other than a dividend payable solely in the Company’s common stock, par value $0.01 per share (“Common Stock”), shall be paid or declared, and no distribution shall be made, on any Common Stock or any other series of preferred stock, subject to the immediately following paragraph in the case of the Series D Preferred Stock, which ranks pari passu with the Series B Preferred Stock, until dividends in the total amount due per share on the Series B Preferred Stock shall have been paid or declared and set apart during that year.
If the Board declares dividends on any Common Stock or any series of preferred stock, and dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full on the Series B Preferred Stock and the Series D Preferred Stock, all dividends declared on the Series B Preferred Stock and the Series D Preferred Stock shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series B Preferred Stock and the Series D Preferred Stock payable bear to each other.
Section 3. Voting Rights. The holders of each share of Series B Preferred Stock shall not be entitled to vote, except as required by law.
Section 4. Redemption Rights.
     (a)  Holders’ Redemption Rights. No holders of any outstanding shares of Series B Preferred Stock shall have any right to require the redemption of any outstanding shares of Series B Preferred Stock.

     (b)  Company’s Redemption Rights. Subject to any necessary prior regulatory approvals, including, but not limited to, the approval of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and subject to the payment of all accrued and unpaid dividends on the Series D Preferred Stock, the Company shall have the right at any time after the first anniversary of the issuance of the Series B Preferred Stock to call and redeem all (but not less than all) of the then outstanding shares of Series B Preferred Stock at a price per share equal to: (i) the sum of (A) $50,000; plus (B) a premium in the amount of $4,000 multiplied by a fraction the numerator of which is the total number of calendar days the Series B Preferred Stock being redeemed has been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the Preferred Stock (the “Redemption Amount”).
     (c)  Redemption Notice. Not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined below), written notice (the “Redemption Notice”) shall be mailed, first-class postage prepaid, to the holders of the then outstanding shares of the Series B Preferred Stock at their respective addresses last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Amount; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series B Preferred Stock to be redeemed.
     (d)  Surrender of Certificates. On or before the Redemption Date, the holders of shares of Series B Preferred Stock being redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.
     (e)  Termination of Rights. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is paid, then all rights with respect to the outstanding shares of Series B Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Amount upon surrender of their certificate or certificates therefor.
Section 5. Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, an amount per share equal to the Redemption Amount as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock or the Series C Preferred Stock. If in any distribution described in this Section 5 the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Series B Preferred Stock, including the Series D Preferred Stock, as to such distribution, holders of the Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled. After the payment to the holders of the shares of the Series B Preferred Stock of the full amounts provided for in this Section, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.
2. Modification of Rights and Preferences of Series C Preferred Stock. The proposed amendments to the certificate of incorporation of QCR Holdings, Inc. would delete the terms and provisions relating to the Series C Non-Cumulative Perpetual Preferred Stock, as set forth in that certain Designation of Rights, Preferences and Limitations of Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc., and replace such terms and provisions with the following terms and provisions:
Section 1. Issuance. The board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) has determined that 300 shares of the Company’s authorized and unissued preferred stock be identified as “Series C Non-Cumulative Perpetual Preferred Stock” and has authorized such shares for issuance at a price of $25,000 per share (the “Series C Preferred Stock”).
Section 2. Dividends. The holders of record of the then outstanding shares of Series C Preferred Stock shall be entitled to receive only when, as and if declared by the Board out of any funds legally available therefor, non-cumulative dividends paid quarterly on the issuance price of $25,000 per share based upon an annual rate equal to ten percent 10%. During any fiscal year of the Company, no dividends whatsoever, other than a dividend payable solely in the Company’s common stock, par value $0.01 per share (“Common Stock”), shall be paid or declared, and no distribution shall be made, on any Common Stock or any other series of preferred stock, with the exception of distributions made to the Series B Preferred Stock and the Series D Preferred Stock, until dividends in the total amount due per share on the Series C Preferred Stock shall have been paid or declared and set apart during that year.
Section 3. Voting Rights. The holders of each share of Series C Preferred Stock shall not be entitled to vote, except as required by law.
Section 4. Redemption Rights.
     (a)  Holders’ Redemption Rights. No holders of any outstanding shares of Series C Preferred Stock shall have any right to require the redemption of any outstanding shares of Series C Preferred Stock.
     (b)  Company’s Redemption Rights. Subject to any necessary prior regulatory approvals, including, but not limited to, the approval of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and subject to the payment of all accrued and unpaid dividends on the Series D Preferred Stock, the Company shall have the right at any time after the first anniversary of the issuance of the Series C Preferred Stock to call and redeem all (but not less than all) of the then outstanding shares of Series C Preferred Stock at a price per share equal to: (i) the sum of (A) $25,000; plus (B) a premium in the amount of $25,000 multiplied by a fraction the numerator of which is the total number of calendar days the Series C Preferred Stock being redeemed has been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the Preferred Stock (the “Redemption Amount”).
     (c)  Redemption Notice. Not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined below), written notice (the

“Redemption Notice”) shall be mailed, first-class postage prepaid, to the holders of the then outstanding shares of the Series C Preferred Stock at their respective addresses last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Amount; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series C Preferred Stock to be redeemed.
     (d)  Surrender of Certificates. On or before the Redemption Date, the holders of shares of Series C Preferred Stock being redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.
     (e)  Termination of Rights. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is paid, then all rights with respect to the outstanding shares of Series C Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Amount upon surrender of their certificate or certificates therefor.
Section 5. Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, an amount per share equal to the Redemption Amount as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock, but after the amounts that are due to paid on the Series B Preferred Stock and the Series D Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of the Series C Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series C Preferred Stock. After the payment to the holders of the shares of the Series C Preferred Stock of the full amounts provided for in this Section, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

Appendix B
U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE
PROGRAM TERM SHEET
Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common Dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting Rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.
Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

[FORM OF PROXY CARD]
Special Meeting of Stockholders
January [___], 2009
     The undersigned hereby appoints Michael A. Bauer, James J. Brownson and Douglas M. Hultquist of QCR Holdings, Inc. (“QCR Holdings”), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of stock of QCR Holdings that the undersigned is entitled to vote at QCR Holdings’s Special Meeting of Stockholders (the “Meeting”), to be held at [_]:00 [_].m., central standard time, on January [___], 2009, at the main offices of QCR Holdings, located at 3551 7th Street, Suite 204, Moline, Illinois 61265, and any and all adjournments and postponements thereof, as follows:
1.
To approve proposed amendments to QCR Holdings’s certificate of incorporation to modify the rights and preferences of the Series B Non-Cumulative Perpetual Preferred Stock and Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN
The Board of Directors recommends a vote “FOR”
approval of the proposed amendments to the certificate of incorporation.
2.	To approve any adjournment of the Meeting, if necessary to solicit additional proxies in order to approve the proposed amendments to QCR Holdings’s certificate of incorporation.
☐ FOR           ☐ AGAINST          ☐ABSTAIN
3.	In accordance with their discretion, to transact such other business as may properly come before the Meeting and any adjournments or postponements of the Meeting.
(continued and to be signed on the reverse side)

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF QCR HOLDINGS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     This proxy may be revoked at any time before it is voted at the Meeting by: (i) signing another proxy with a later date and returning that proxy to QCR Holdings; (ii) timely submitting another proxy via the telephone or internet; (iii) sending notice to QCR Holdings regarding the revocation of this proxy; or (iv) voting in person at the Meeting. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.
     The undersigned acknowledges receipt from QCR Holdings, prior to the execution of this proxy, of the Notice of Special Meeting of Stockholders and the Proxy Statement.

Date:	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER

PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

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